Exhibit 3.2
BYLAWS
OF
LEIDOS HOLDINGS, INC.
(a Delaware corporation)
October 25, 2024

Table of Contents
Page
Section 1.01    Registered Office    1
Section 1.02    Principal Office    1
Section 1.03    Other Offices    1
ARTICLE II.    MEETINGS OF STOCKHOLDERS    1
Section 2.01    Annual Meetings    1
Section 2.02    Special Meetings    1
Section 2.03    Time and Place of Meetings    2
Section 2.04    Notice of Meetings and Adjourned Meetings    3
Section 2.05    Quorum    3
Section 2.06    Voting    3
Section 2.07    Nominations and Business at Annual Meeting    4
Section 2.08    Inspectors    12
Section 2.09    Regulations for Conduct of Stockholders Meeting    13
ARTICLE III.    BOARD OF DIRECTORS    13
Section 3.01    General Powers    13
Section 3.02    Number    13
Section 3.03    Election of Directors    13
Section 3.04    Resignations    21
Section 3.05    Removal    21
Section 3.06    Vacancies    21
Section 3.07    First Meeting    21
Section 3.08    Regular Meetings    21
Section 3.09    Special Meetings    21
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Section 3.10    Committees    21
Section 3.11    Notice of Meetings    22
Section 3.12    Place of Meeting, Etc    22
Section 3.13    Quorum and Manner of Acting    22
Section 3.14    Action by Consent    22
Section 3.15    Compensation    23
Section 3.16    Board Leadership    23
ARTICLE IV.    OFFICERS    23
Section 4.01    Principal Officers    23
Section 4.02    Additional Officers and Agents    23
Section 4.03    Election    23
Section 4.04    Removal    24
Section 4.05    Resignations    24
Section 4.06    Vacancies    24
Section 4.07    Chief Executive Officer    24
Section 4.08    President(s)    24
Section 4.09    Vice Presidents    24
Section 4.10    Secretary    25
Section 4.11    Chief Financial Officer    25
Section 4.12    Treasurer    25
Section 4.13    Controller    26
ARTICLE V.    DELEGATIONS OF AUTHORITY    26
Section 5.01    Execution of Contracts    26
Section 5.02    Checks, Drafts, Etc    26
Section 5.03    Deposits    26
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Section 5.04    General and Special Bank Accounts    27
ARTICLE VI.    SHARES AND SHARE TRANSFER    27
Section 6.01    Certificates Representing Stock    27
Section 6.02    Uncertificated Shares    28
Section 6.03    Transfers of Stock    28
Section 6.04    Regulations    28
Section 6.05    Fixing Date for Determination of Stockholders of Record    28
ARTICLE VII.    MISCELLANEOUS    29
Section 7.01    Seal    29
Section 7.02    Waiver of Notices    29
Section 7.03    Fiscal Year    29
Section 7.04    Amendments    29
Section 7.05    Designation of Engineer    29

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ARTICLE I.
OFFICES
Section I.1Registered Office. The registered office of Leidos Holdings, Inc. (the “Corporation”) in the State of Delaware shall be at 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent in charge thereof shall be The Corporation Trust Company.
Section I.2Principal Office. The principal office for the transaction of the business of the Corporation shall be at 1750 Presidents Street, Reston, VA 20190. The Board of Directors (the “Board”) is hereby granted full power and authority to change said principal office from one location to another.
Section I.3Other Offices. The Corporation may also have an office or offices at such other place or places, either within or without the State of Delaware, as the Board may from time to time determine or as the business of the Corporation may require.
ARTICLE II.
MEETINGS OF STOCKHOLDERS
Section II.1Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting in accordance with these Bylaws.
Section II.2Special Meetings.
(a)Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board, or by a majority of the members of the Board, or by a committee of the Board which has been duly designated by the Board and whose powers and authority, as provided in a resolution of the Board or in the Bylaws, include the power to call such meetings, and shall be called by the Secretary of the Corporation following the Secretary’s receipt of written requests to call a meeting of stockholders (a “Special Meeting Request”) from one stockholder of record who owns, and has owned continuously for at least one (1) full year prior to the date of such Special Meeting Request, at least ten percent (10%), or from one or more stockholders of record who own, and have owned continuously for at least one (1) full year prior to the date of such Special Meeting Request, shares representing in the aggregate at least fifteen percent (15%), in each case of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting, voting as a single class, and who have delivered such requests in accordance with and subject to the provisions of these Bylaws (as amended from time to time), including any limitations set forth in these Bylaws on the ability to make such a request for such a special meeting. Special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section

151(g) of the General Corporation Law of the State of Delaware (“Delaware Law”) (or its successor statute as in effect from time to time hereafter), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.
(b)In determining whether Special Meeting Requests have met the requirements of this Section 2.02, multiple Special Meeting Requests will not be considered together if they relate to different items of business. Additionally, in order to be valid, all Special Meeting Requests must have been dated and delivered to the Secretary within sixty (60) days of the earliest dated Special Meeting Request. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. A Special Meeting Request shall be signed by each stockholder, or duly authorized agent, requesting the special meeting and shall set forth: (i) a brief description of each matter of business desired to be brought before the special meeting and the reasons for conducting such business at the special meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (iii) any material interest of each stockholder and any beneficial owner on whose behalf the special meeting is being requested in the business desired to be brought before the special meeting, (iv) the name and address, as they appear on the Corporation’s books, of each stockholder requesting the special meeting and any beneficial owner on whose behalf the special meeting is being requested, (v) the class and number of shares of the Corporation which are owned by each stockholder requesting the special meeting and any beneficial owner on whose behalf the special meeting is being requested, and (vi) any other information that is required to be set forth in a stockholder’s notice required pursuant to Section 2.07 of these Bylaws and, if the purpose of the special meeting includes the appointment or election of one or more directors to the Board, Section 3.03(b) of these Bylaws.
A stockholder may revoke a Special Meeting Request at any time prior to the special meeting; provided however, that if any such revocations are received by the Secretary and, as a result of such revocation, the number of un-revoked Special Meeting Requests no longer represents at least the requisite number of shares entitling the stockholders to request the calling of a special meeting pursuant to Section 2.02(a), then the Board shall have the discretion to determine whether or not to proceed with the special meeting. If none of the stockholders who submitted the Special Meeting Request appear or send a qualified representative (as defined in these Bylaws) to present the proposal(s) or business submitted by the stockholders for consideration at the special meeting, such proposal(s) or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation or such stockholder(s).
A Special Meeting Request shall not be valid (and the Board shall have no obligation to call a special meeting in respect of such Special Meeting Request) if it relates to an item of business that is not a proper subject for stockholder action under applicable law.
The Board shall determine the place, if any, and fix the date and time, of any stockholder requested special meeting. The Board may submit its own proposal or proposals for consideration at a stockholder requested special meeting.

Section II.3Time and Place of Meetings. Subject to Section 2.02 of these Bylaws, all meetings of the stockholders shall be held at such places, within or without the State of Delaware, or at no place (by means of remote communication), on such date and at such time as may from time to time be designated by the Board and specified in the respective notices or waivers of notice thereof.
Section II.4Notice of Meetings and Adjourned Meetings.
Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given to stockholders of the Corporation, as required by applicable law, which shall state the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice shall be given in compliance with Section 232 of the Delaware Law and in compliance with any other applicable law and shall be delivered to the stockholder’s address as it appears on the stock transfer records of the Corporation. Unless otherwise required by Delaware Law, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. When a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with this paragraph. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section II.5Quorum. Except as required by Delaware Law, the holders of record of a majority in voting power of the shares of stock of the Corporation entitled to be voted thereat, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the stockholders of the Corporation or any adjournment thereof. In the absence of a quorum at any meeting or any adjournment thereof, a majority in voting power of the stockholders present in person or by proxy and entitled to vote thereat, or a director or officer of the Corporation, may adjourn such meeting from time to time. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.
Section II.6Voting.

(a)Except as otherwise required by Delaware Law or provided in the Certificate of Incorporation, at each meeting of the stockholders, each stockholder shall be entitled to vote, in person or by proxy, each share or fractional share of the stock of the Corporation having voting rights on the matter in question and which shall have been held by such stockholder and registered in such stockholder’s name on the books of the Corporation.
(b)Any such voting rights may be exercised by the stockholder entitled thereto in person or by such stockholder’s proxy delivered to the secretary of the meeting; provided, however, that no proxy shall be voted or acted upon after three (3) years from its date unless said proxy shall provide for a longer period.
(c)At any meeting of the stockholders all matters, except as otherwise provided in the Certificate of Incorporation, these Bylaws, Delaware Law, the rules or regulations of any stock exchange applicable to the Corporation (the “Stock Exchange Rules”), or any regulation applicable to the Corporation or its securities, shall be decided by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation present in person or by proxy and entitled to vote on the subject matter, a quorum being present. The vote at any meeting of the stockholders on any question need not be by ballot, except as otherwise provided in the Certificate of Incorporation or unless so directed by a director or officer of the Corporation. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy.
Section II.7Nominations and Business at Annual Meeting.
(a)Nominations and Business Generally. Nominations of persons for election to the Board and the proposal of other business may be transacted at an annual meeting of stockholders only:
(1) pursuant to the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof);
(2) by or at the direction of the Board (or any duly authorized committee thereof);
(3) pursuant to and in accordance with Section 3.03(b) of these Bylaws; or
(4) by a stockholder who complies with the procedures set forth in this Section 2.07 and who is a stockholder of record (i) at the time of the giving of notice provided for in this Section 2.07, (ii) on the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and (iii) on the date of the annual meeting.
The foregoing clauses (3) and (4) are the exclusive means for a stockholder to make nominations for director election, and the foregoing clause (4) is the exclusive means for a stockholder to propose business at an annual meeting (other than a proposal included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
(b)Timely Notice. For nominations and business to be properly brought before an annual meeting by a stockholder pursuant to the foregoing clause (4), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and, in the case of business other than nominations, such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal office of the Corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered and received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation). The minimum timeliness requirements of this paragraph shall apply despite any different timeline described in Rule 14a-19 or elsewhere in Regulation 14A of the Exchange Act, including with respect to any statements or information required to be provided to the Corporation pursuant to Rule 14a-19 of the Exchange Act by a stockholder and not otherwise specified herein. In no event shall the adjournment, recess or postponement of an annual meeting, or a public announcement of any of the foregoing, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
Notwithstanding anything in this Section 2.07 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased effective after the time period for which nominations would otherwise be due under this Section 2.07 and there is no public announcement by the Corporation naming the nominees for the additional directorships or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.07 shall also be considered timely, but only with respect to nominees for any new directorships created by such increase, if it shall be delivered to, and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(c)Contents of Notice. A stockholder’s notice to the Secretary of the Corporation shall set forth:
(1) as to each proposal of business the stockholder proposes to bring before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting, (B) the reasons for conducting such business at the annual meeting, (C) the text of the business (including the text of any resolutions proposed for consideration, and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and (D) any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and, if applicable, the beneficial owner on whose behalf the proposal is made;
(2) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is being made:
(A)the name and address of such person, including as they appear on the Corporation’s books;
(B)a written agreement from such stockholder that it is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear at the meeting in person or through a qualified representative (which means a person who has delivered to the Corporation before the meeting written evidence that he or she is authorized by a writing executed by such stockholder to act for such stockholder as proxy at the meeting of stockholders) to make such nomination or proposal;
(C)in the case of a nomination, a written agreement from such stockholder (and such beneficial owner, if any) that it (or they) will not submit any substitute nominations unless they are made within the time periods set forth in this Section 2.07 and the stockholder and the substitute nominees will otherwise comply with this Section 2.07;
(D)in the case of a nomination, a written agreement from such stockholder (and such beneficial owner, if any) that it (or they) has not, and shall not, nominate a number of nominees (inclusive of substitutes) that exceeds the number of directors to be elected at the annual meeting; and
(E)a written agreement that such stockholder (and such beneficial owner, if any) shall (i) update and supplement the notice required by this Section 2.07, if necessary, so that the information provided or required in such notice shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting, and as of the date that is ten (10) days prior to the meeting or any adjournment or postponement thereof, and (ii) deliver such update and supplement so that it is received by the Secretary at the principal office of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting, and not later than five (5) business days before the meeting or any adjournment or postponement thereof, as applicable. For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.07 or any other section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any stockholder’s notice, extend any applicable deadlines under these Bylaws or enable or be deemed to permit a stockholder who has previously submitted a stockholder’s notice under these Bylaws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of stockholders.
(3) as to each of: the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination or proposal is made and, if such stockholder or beneficial owner is an entity, each person controlling, controlled by or under common control with such stockholder or beneficial owner (any such individual or control person, a “Control Person” and each person or entity contemplated by this clause (3), a “Proposing Party”):
(A)the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such Proposing Party and any affiliates or associates (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such Proposing Party, including any class or series of stock of the Corporation that such Proposing Party, or any affiliates or associates of such Proposing Party, has the right to acquire beneficial ownership of;
(F)the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such Proposing Party or any affiliates or associates of such Proposing Party, and the number of such shares of stock of the Corporation held by each such nominee holder, including any class or series of stock of the Corporation that such nominee holder has the right to acquire beneficial ownership of;
(G)any proxy, contract, arrangement, understanding, or relationship pursuant to which such Proposing Party, or any affiliates or associates of such Proposing Party, has a right to vote any shares of any security of the Corporation;
(H)whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such Proposing Party, or any affiliates or associates of such Proposing Party, with respect to stock of the Corporation;
(I)whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such Proposing Party, or any affiliates or associates of such Proposing Party, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such Proposing Party, or to increase or decrease the voting power or pecuniary or economic interest of such Proposing Party, or any affiliates or associates of such Proposing Party, with respect to stock of the Corporation;
(J)a description of any significant equity interests or any derivative instruments or short interests in any principal competitor of the Corporation as defined by the Corporation (a list of such principal competitor(s) will be provided promptly following a written request therefor by the stockholder) held by such Proposing Party, or any affiliates or associates of such Proposing Party;
(K)a description of (x) any plans or proposals which any such Proposing Party may have with respect to securities of the Corporation that would be required to be disclosed pursuant to Item 4 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and (y) any agreement, arrangement or understanding (including the identity of the parties thereto) with respect to the nomination or other business between or among such Proposing Parties and any other parties, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable), in each case as of the date the notice required by this Section 2.07 is delivered to the Corporation by the stockholder presenting the nomination or other proposal;
(L)any direct or indirect interest of such Proposing Party, or any affiliates or associates of such Proposing Party, in any contract with the Corporation, in any affiliate of the Corporation (a list of such affiliate(s) will be provided promptly following a written request therefor by the stockholder giving the notice) or in any principal competitor of the Corporation as defined by the Corporation (a list of such principal competitor(s) will be provided promptly following a written request therefor by the stockholder giving the notice) (including, in any such case, such interest in any employment agreement, collective bargaining agreement or consulting agreement);
(M)a written representation as to whether any Proposing Party, or any other participant as defined in Item 4 of Schedule 14A under the Exchange Act, will engage in a solicitation with respect to such nomination or other business and, if so, whether such solicitation will be conducted as an exempt solicitation under Rule 14a-2(b) of the Exchange Act, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation and (x) in the case of a proposal of business other than nominations, whether such person or group intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal, (y) in the case of any solicitation that is subject to Rule 14a-19 of the Exchange Act, confirming that such person or group will deliver, through means satisfying each of the conditions that would be applicable to the corporation under either Exchange Act Rule 14a-16(a) or Exchange Act Rule 14a-16(n), a proxy statement and form of proxy to holders of at least sixty-seven percent (67%) of the voting power of the corporation’s stock entitled to vote generally in the election of directors and/or (z) whether such person or group intends to otherwise solicit proxies from holders in support of such proposal or nomination (for purposes of this clause (6), the term “holders” shall include, in addition to stockholders of record, any beneficial owners pursuant to Rule 14b-1 and Rule 14b-2 of the Exchange Act);
(N)a representation that promptly after any Proposing Party solicits the holders of the Corporation’s stock referred to in the representation required the preceding clause, and in any event no later than the tenth (10th) day before the annual meeting, such Proposing Party will provide the Corporation with documents, which may take the form of a certified statement and documentation from a proxy solicitor, specifically demonstrating that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of such percentage of the Corporation’s stock; and
(O)any other information relating to such Proposing Party, or any affiliates or associates of such Proposing Party, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such Proposing Party before the annual meeting pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.
(4) As to each person whom the stockholder proposes to nominate for election or re-election as a director:
(A)the name, age, business address and residence address of such person;
(P)the principal occupation or employment of such person;
(Q)(1) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, including any class or series of stock of the Corporation that such person, or any affiliates or associates of such person, has the right to acquire beneficial ownership of, (2) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, including any class or series of stock of the Corporation that such nominee holder has the right to acquire beneficial ownership of, (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which such person, or any affiliates or associates of such person, has a right to vote any shares of any security of the Corporation, (4) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation, (5) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation, (6) a description of any significant equity interests or any derivative instruments or short interests in any principal competitor of the Corporation as defined by the Corporation (a list of such principal competitor(s) will be provided promptly following a written request therefor by the stockholder giving the notice) held by such person, or any affiliates or associates of such person, and (7) any direct or indirect interest of such person, or any affiliates or associates of such person, in any contract with the Corporation, in any affiliate of the Corporation (a list of such affiliate(s) will be provided promptly following a written request therefor by the stockholder giving the notice) or in any principal competitor of the Corporation as defined by the Corporation (a list of such principal competitor(s) will be provided promptly following a written request therefor by the stockholder giving the notice) (including, in any such case, any such interest in any employment agreement, collective bargaining agreement or consulting agreement);
(R)any other information relating to such person, or any affiliates or associates of such person, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder;
(S)all completed and signed questionnaires in substantially the same form as those questionnaires required of the Corporation’s directors and any other information that the Corporation reasonably determines is necessary or advisable to assess whether a nominee will satisfy any qualifications or requirements imposed by the Certificate of Incorporation or these Bylaws, any law, rule, regulation or listing standard that may be applicable to the Corporation, and the Corporation’s corporate governance policies and guidelines (which will be provided to such person within five business days following a request therefor);
(T)a statement that such person has read the Corporation’s Corporate Governance Guidelines, Code of Business Conduct and any other Corporation policies and guidelines applicable to directors, and a written agreement from such person to adhere to the foregoing codes, policies and guidelines, if he or she is elected as a director; and
(U)an executed agreement by such person: (1) consenting to serve as a director if elected and (if applicable) to being named in a proxy statement and form of proxy relating to the meeting at which directors are to be elected, along with a representation that such person intends to serve a full term as a director if elected, and (2) that such person is not and will not become a party to (x) any direct or indirect compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with such person’s nomination, candidacy, service or action as director of the Corporation that has not been fully disclosed to the Corporation, (y) any agreement, arrangement or understanding with any other person or entity as to how such person would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been fully disclosed to the Corporation or (z) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law.
The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the impact that such nominee’s service as a director would have on the ability of the Corporation to satisfy the requirements of laws, rules, regulations and listing standards applicable to the Corporation or its directors. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.
The foregoing notice requirements of this Section 2.07 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of the stockholder’s intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

(d)Rule 14a-8 Proposals. Nothing contained in this Section 2.07 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).
(e)Eligibility of Nominees. Except as otherwise required by law, only such persons who are nominated in accordance with the procedures set forth in this Section 2.07 shall be eligible to be elected or re-elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.07.
(f)Compliance with this Section 2.07. Without limiting any remedy available to the Corporation, and unless otherwise determined by the Board or the Chair of the Board, a stockholder may not present nominations for director or business proposals at an annual or special meeting of stockholders (and any such nominee shall be disqualified from standing for election), notwithstanding proxies may have been solicited and/or received with respect thereto, if such stockholder, any beneficial owner, any Control Person, Proposing Party or any nominee or substitute nominee for director:
(A)acted contrary to any representation, statement, certification or agreement required by the applicable provisions of these Bylaws;
(B)otherwise failed to comply with these Bylaws or with any law, rule or regulation identified in these Bylaws, including all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.07; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.07;
(C)provided information to the Corporation (whether required by these Bylaws or otherwise) that is false, misleading, inaccurate or incomplete in any material respect; or
(D)such stockholder fails to provide, within five business days of a reasonable request therefor by the Corporation, written verification reasonably satisfactory to the Corporation demonstrating the accuracy of any information theretofore submitted by such stockholder.
Notwithstanding anything to the contrary in this Section 2.07, unless otherwise required by law, if a stockholder (A) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee for election as a director of the Corporation and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). Upon request by the Corporation, if any stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.
For purposes of this Section 2.07, “close of business” means 6:00 p.m. local time at the principal office of the Corporation on any calendar day, whether or not the day is a business day.
(g)Nominations for Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or any duly authorized committee thereof or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 2.07 and who is a stockholder of record at the time such notice is delivered in proper written form to the Secretary at the principal offices of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice shall be delivered to, or mailed and received at, the principal office of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. The minimum timeliness requirements of this paragraph shall apply despite any different timeline described in Rule 14a-19 or elsewhere in Regulation 14A of the Exchange Act, including with respect to any statements or information required to be provided to the Corporation pursuant to Rule 14a-19 of the Exchange Act by a stockholder and not otherwise specified herein. In no event shall the adjournment, recess or postponement of a special meeting, or a public announcement of any of the foregoing, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such notice of a stockholder shall include the same information, representations, certifications and agreements that would be required if the stockholder were to make a nomination in connection with an annual meeting of stockholders pursuant to the preceding provisions of this Section 2.07, and such stockholder shall be obligated to provide the same supplemental or additional information in connection with a special meeting of stockholders as required pursuant to the preceding provisions of this Section 2.07 in connection with an annual meeting of stockholders. Notwithstanding any other provisions of these Bylaws, in the case of a stockholder-requested special meeting, no stockholder may nominate a person for election or re-election to the Board or propose any other business to be considered at the special meeting, except pursuant to the request(s) delivered for such special meeting pursuant to Section 2.02 of these Bylaws.
Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use for solicitation by or on behalf of the Board.
Section II.8Inspectors. Prior to each meeting of the stockholders, one or more inspectors shall be appointed by the Corporation, or, if no such appointment shall have been made, such inspectors shall be appointed by a director or officer of the Corporation, to act thereat. Each inspector so appointed shall first subscribe an oath or affirmation faithfully to execute the duties of an inspector at such meeting with strict impartiality and according to the best of such inspector’s ability. Such inspector(s) shall take charge of the ballots at such meeting, count the ballots cast on any question and deliver a written report of the results thereof to the secretary of such meeting. The inspector(s) need not be stockholders of the Corporation. The inspector(s) may appoint or retain other persons or entities to assist the inspector(s) in the performance of their duties.
Section II.9Regulations for Conduct of Stockholders Meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with Delaware Law, or such rules and regulations adopted by the Board, a director or officer of the Corporation shall have the right and authority to convene, recess and adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such director or officer of the Corporation, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on the time allotted to questions or comments by participants; (d) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized proxies and such other persons as a director or officer of the Corporation shall permit; (e) regulations for the opening and closing of the polls and balloting and matters which are to be voted on by ballot (if any); and (f) procedures, if any, requiring attendees to provide the Corporation advance notice of their intent to attend the meeting. Unless and to the extent determined by a director or officer of the Corporation, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
ARTICLE III.
BOARD OF DIRECTORS
Section III.1General Powers. The property, business and affairs of the Corporation shall be managed by or under the direction of the Board, who may exercise all such powers of the Corporation and do all such lawful acts and things as are not by Delaware Law, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by the stockholders of the Corporation.

Section III.2Number. The exact number of directors shall be fixed from time to time, within the limits specified in the Certificate of Incorporation, by resolution of the Board.
Section III.3Election of Directors.
(a)Voting. The directors shall be elected annually by the stockholders of the Corporation. A nominee for director shall be elected by the vote of the majority of votes cast with respect to such nominee’s election, except that directors shall be elected by a plurality of the votes cast in a contested election. An election is contested if, as of the date that is five business days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of nominees exceeds the number of directors to be elected. For election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee exceeds the votes cast “against” that nominee, without counting abstentions as votes cast. If directors are to be elected by a plurality vote, stockholders may not vote against a nominee.
(b)Nominations of Directors Included in the Corporation’s Proxy Materials.
(i)Subject to the provisions of this Section 3.03(b), if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders (but not at any special meeting of stockholders): (A) the name of any person nominated for election (the “Stockholder Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Stockholder (as defined below) or group of up to 20 Eligible Stockholders that, as determined by the Board acting in good faith, has (individually and collectively, in the case of a group) satisfied all applicable conditions and complied with all applicable procedures set forth in this Section 3.03(b) (such Eligible Stockholder or group of Eligible Stockholders being a “Nominating Stockholder”); (B) disclosure about the Stockholder Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement; (C) any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board (subject, without limitation, to Section 3.03(b)(v)(B)), provided that such statement does not exceed 500 words; and (D) any other information that the Corporation or the Board reasonably determines, in their discretion, to include in the proxy statement relating to the nomination of the Stockholder Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 3.03(b).
(ii)     (A) The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than that number of directors constituting 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 3.03(b) (rounded down to the nearest whole number), but, in any event, not fewer than two (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Stockholder Nominees whose nominations are subsequently withdrawn; (2) Stockholder Nominees who the Board itself decides to nominate for election at such annual meeting and (3) the number of incumbent directors who had been Stockholder Nominees at any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting of stockholders is being recommended by the Board. In the event that one or more vacancies for any reason occurs on the Board after the deadline set forth in Section 3.03(b)(iv) but before the date of the annual meeting of stockholders and the Board resolves to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.
(A)If the number of Stockholder Nominees pursuant to this Section 3.03(b) for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Stockholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation’s common stock that each Nominating Stockholder disclosed as owned in its Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Stockholder Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 3.03(b)(iv), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Stockholder Nominee becomes ineligible or unwilling to serve on the Board, whether before or after the mailing of the definitive proxy statement, then the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the Stockholder Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting of stockholders.
(iii)     (A) An “Eligible Stockholder” is a person who has either (1) been a record holder of the shares of common stock of the Corporation used to satisfy the eligibility requirements in this Section 3.03(b) continuously for the three-year period specified in Section 3.03(b)(iii)(B) below or (2) provides to the Secretary of the Corporation, within the time period referred to in Section 3.03(b)(iv), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board, acting in good faith, determines acceptable.
(A)An Eligible Stockholder or group of up to 20 Eligible Stockholders may submit a nomination in accordance with this Section 3.03(c) only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) (as adjusted for any stock splits, reverse stock splits, stock dividends or similar events) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number of shares through the date of the annual meeting of stockholders. The following shall be treated as one Eligible Stockholder if such Eligible Stockholder shall provide together with the Nomination Notice documentation satisfactory to the Board, acting in good faith, that demonstrates compliance with the following criteria: (1) funds under common management and investment control; (2) funds under common management and funded primarily by the same employer; or (3) a “family of investment companies” or a “group of investment companies” (each as defined in the Investment Company Act of 1940, as amended). For the avoidance of doubt, in the event of a nomination by a Nominating Stockholder that includes more than one Eligible Stockholder, any and all requirements and obligations for a given Eligible Stockholder or, except as the context otherwise makes clear, the Nominating Stockholder that are set forth in this Section 3.03(b), including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the aggregate ownership of the group of Eligible Stockholders constituting the Nominating Stockholder. Should any Eligible Stockholder withdraw from a group of Eligible Stockholders constituting a Nominating Stockholder at any time prior to the annual meeting of stockholders, the Nominating Stockholder shall be deemed to own only the shares held by the remaining Eligible Stockholders. As used in this Section 3.03(b), any reference to a “group” or “group of Eligible Stockholders” refers to any Nominating Stockholder that consists of more than one Eligible Stockholder and to all the Eligible Stockholders that make up such Nominating Stockholder.
(B)The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock of the Corporation as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.
(C)For purposes of this Section 3.03(b), an Eligible Stockholder “owns” only those outstanding shares of the Corporation’s common stock as to which such Eligible Stockholder possesses both: (1) the full voting and investment rights pertaining to such shares and (2) the full economic interest in (including the opportunity for profit from and the risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares (x) sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such Eligible Stockholder or any of its affiliates for any purpose or purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding capital stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (aa) reducing in any manner, to any extent or at any time in the future, such Eligible Stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (bb) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of such shares by such Eligible Stockholder or any of its affiliates. An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the

Eligible Stockholder. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares provided that the Eligible Stockholder has the power to recall such loaned shares on not more than five business days’ notice. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board acting in good faith.
(D)No Eligible Stockholder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Stockholder appears as a member of more than one group, such Eligible Stockholder shall be deemed to be a member of only the group that has the largest ownership position as reflected in the Nomination Notice.
(iv)To nominate a Stockholder Nominee pursuant to this Section 3.03(b), the Nominating Stockholder must submit to the Secretary of the Corporation all of the following information and documents in a form that the Board, acting in good faith, determines acceptable (collectively, the “Nomination Notice”), not less than 120 days nor more than 150 days prior to the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders; provided, however, that if (and only if) the annual meeting of stockholders is not scheduled to be held within a period that commences 30 days before the first anniversary date of the preceding year’s annual meeting of stockholders and ends 30 days after the first anniversary date of the preceding year’s annual meeting of stockholders (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed (in no event shall the adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period (or extend any time period) for the giving of the Nomination Notice):
(A)one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven (7) calendar days prior to the date of the Nomination Notice, the Nominating Stockholder owns, and has continuously owned for the preceding three (3) years, the Minimum Number of shares, and the Nominating Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Nominating Stockholder’s continuous ownership of the Minimum Number of shares through the record date;
(B)an agreement to provide immediate notice if the Nominating Stockholder ceases to own the Minimum Number of shares at any time prior to the date of the annual meeting;
(C)a copy of the Schedule 14N (or any successor form) relating to the Stockholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with Securities and Exchange Commission rules;

(D)the written consent of each Stockholder Nominee to being named in the Corporation’s proxy statement, form of proxy and ballot as a nominee and to serving as a director if elected;
(E)a written notice of the nomination of such Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including, for the avoidance of doubt, each group member in the case of a Nominating Stockholder consisting of a group of Eligible Stockholders): (1) the information that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 3.03(b); (2) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N; (3) a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation; (4) a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the Board at the annual meeting any person other than such Nominating Stockholder’s Stockholder Nominee(s); (5) a representation and warranty that the Nominating Stockholder has not engaged in and will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-(l)(2)(iv)) with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board); (6) a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting; (7) a representation and warranty that the Stockholder Nominee’s candidacy or, if elected, board membership would not violate applicable state or federal law or the Stock Exchange Rules; (8) a representation and warranty that the Stockholder Nominee: (u) does not have any direct or indirect relationship with the Corporation that will cause the Stockholder Nominee to be deemed not independent pursuant to the Corporation’s Corporate Governance Guidelines and otherwise qualifies as independent under the Corporation’s Corporate Governance Guidelines and the Stock Exchange Rules; (v) meets the audit committee and compensation committee independence requirements under the Stock Exchange Rules; (w) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); (x) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); (y) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Stockholder Nominee; and (z) meets the director qualifications set forth in the Corporation’s Corporate Governance Guidelines; (9) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 3.03(b)(iii); (10) a representation and warranty that the Nominating Stockholder will continue to satisfy the eligibility requirements described in Section 3.03(b)(iii) through the date of the annual meeting; (11) a representation as to the Nominating Stockholder’s intentions with respect to continuing to hold the Minimum Number of shares for at least one year following the annual meeting; (12) details of any position of the Stockholder Nominee as an officer or director of any principal competitor of the Corporation as defined by the Corporation (a list of such principal competitor(s) will be provided promptly following a written request therefor by the stockholder giving the notice), within the three years preceding the submission of the Nomination Notice; (13) if desired, a statement for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder; and (14) in the case of a nomination by a Nominating Stockholder comprised of a group, the designation by all Eligible Stockholders in such group of one Eligible Stockholder that is authorized to act on behalf of the Nominating Stockholder with respect to matters relating to the nomination, including withdrawal of the nomination;
(F)an executed agreement pursuant to which the Nominating Stockholder (including in the case of a group, each Eligible Stockholder in that group) agrees: (1) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election; (2) to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Stockholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; (3) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or the Stockholder Nominee nominated by such Nominating Stockholder with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice; (4) to indemnify and hold harmless (jointly with all other Eligible Stockholders, in the case of a group of Eligible Stockholders) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or Stockholder Nominee to comply with, or any breach or alleged breach of, such Nominating Stockholder’s or Stockholder Nominee’s, as applicable, obligations, agreements or representations under this Section 3.03(b); (5) in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any Eligible Stockholder included in a group) with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and (6) in the event that the Nominating Stockholder (including any Eligible Stockholder included in a group) has failed to continue to satisfy the eligibility requirements described in Section 3.03(b)(iii), to promptly notify the Corporation; and

(G)an executed agreement by the Stockholder Nominee: (1) to provide to the Corporation such other information, including completion of the Corporation’s director nominee questionnaire, as the Board, acting in good faith, may reasonably request; (2) that the Stockholder Nominee has read and agrees, if elected, to serve as a member of the Board, to adhere to the Corporation’s Corporate Governance Guidelines, Code of Business Conduct of the Board of Directors and any other Corporation policies and guidelines applicable to directors; and (3) that the Stockholder Nominee is not and will not become a party to (x) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with such person’s nomination, candidacy, service or action as director of the Corporation that has not been fully disclosed to the Corporation, (y) any agreement, arrangement or understanding with any person or entity as to how the Stockholder Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been fully disclosed to the Corporation or (z) any Voting Commitment that could limit or interfere with the Nominee’s ability to comply, if elected as a director of the Corporation, with such Nominee’s fiduciary duties under applicable law.
The information and documents required by this Section 3.03(b)(iv) shall be (A) provided with respect to and executed by each Eligible Stockholder in the group in the case of a Nominating Stockholder comprised of a group of Eligible Stockholders; and (B) provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item) (1) in the case of a Nominating Stockholder that is an entity and (2) in the case of a Nominating Stockholder that is a group that includes one or more Eligible Stockholders that are entities. The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 3.03(b)(iv) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.
(v)     (A) Notwithstanding anything to the contrary contained in this Section 3.03(b), the Corporation may omit from its proxy statement any Stockholder Nominee and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s statement in support) and no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Stockholder Nominee, if: (1) the Corporation receives a notice that a stockholder intends to nominate a candidate for director at the annual meeting pursuant to the advance notice requirements set forth in Section 3.03(b) without such stockholder’s notice expressly electing to have such director candidate(s) included in the Corporation’s proxy statement pursuant to this Section 3.03(b); (2) the Nominating Stockholder (or, in the case of a Nominating Stockholder consisting of a group of Eligible Stockholders, the Eligible Stockholder that is authorized to act on behalf of the Nominating Stockholder), or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted pursuant to this Section 3.03(b) or the Nominating Stockholder withdraws its nomination; (3) the Board, acting in good faith, determines that such Stockholder Nominee’s nomination or election to the Board would result in the Corporation violating or failing to be in compliance with these Bylaws or the Certificate of

Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including the Stock Exchange Rules; (4) the Stockholder Nominee was nominated for election to the Board pursuant to this Section 3.03(b) at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew from or became ineligible or unavailable for election at such annual meeting or received a vote of less than 25% of the shares of common stock entitled to vote for such Stockholder Nominee; (5) the Stockholder Nominee has been, within the past three years, an officer or director of a principal competitor of the Corporation as defined by the Corporation (a list of such principal competitor(s) will be provided promptly following a written request therefor by the stockholder giving the notice); or (6) the Corporation is notified, or the Board, acting in good faith determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 3.03(b)(iii), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement made not misleading), the Stockholder Nominee becomes unwilling or unable to serve on the Board or any material violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Stockholder Nominee under this Section 3.03(b).
(A)Notwithstanding anything to the contrary contained in this Section 3.03(b), the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Stockholder Nominee included in the Nomination Notice, if the Board acting in good faith determines that: (1) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (2) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, corporation, partnership, association or other entity, organization or governmental authority; (3) the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule or regulation or (4) the inclusion of such information in the proxy statement would impose a material risk of liability upon the Corporation.
The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.
Section III.4Resignations. Any director of the Corporation may resign at any time by giving written notice or notice by electronic transmission to the Board or to the Secretary of the Corporation. Any such resignation shall take effect at the time, or upon the happening of an event, specified therein, or, if the time or such an event be not specified, it shall take effect immediately upon its receipt; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section III.5Removal. Unless otherwise restricted by statute, the Certificate of Incorporation or these Bylaws, any director or the entire Board may be removed with or without cause by the holders of a majority of the total voting power of all outstanding shares then entitled to vote at an election of directors.
Section III.6Vacancies. Except as otherwise provided in the Certificate of Incorporation, any vacancy in the Board, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause, may only be filled by vote of the majority of the remaining directors, although less than a quorum. Each director so chosen to fill a vacancy shall hold office until such director’s successor shall have been elected and shall qualify or until such director shall resign or shall have been removed.
Section III.7First Meeting. The Board shall meet as soon as practicable after each annual election of directors and notice of such first meeting shall not be required.
Section III.8Regular Meetings. Regular meetings of the Board may be held at such times as the Board shall from time to time by resolution determine. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting shall be held at the same hour and place on the next succeeding business day not a legal holiday. Except as provided by applicable law, notice of regular meetings need not be given.
Section III.9Special Meetings. Special meetings of the Board may be called at any time by the Chair of the Board, by the Chief Executive Officer or by the Secretary upon the written request of at least one-third of the directors then in office. Such meetings shall be held at the principal office of the Corporation, or at such other place or places, within or without the State of Delaware, as the person or persons calling the meeting may designate.
Section III.10Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by Delaware Law to be submitted to stockholders for approval or (b) adopting, amending or repealing any of these Bylaws. Any such committee shall keep written minutes of its meetings and report the same to the Board at the next regular meeting of the Board. Any Board committee may create one or more subcommittees, each subcommittee to consist of one or more members of such committee, and delegate to the subcommittee any or all of the powers of the committee.

Section III.11Notice of Meetings. Notice of all special meetings of the Board or a committee shall be mailed to each director, addressed to such director’s residence or usual place of business, at least five (5) days before the day on which the meeting is to be held, or shall be personally delivered or otherwise given by such delivery means (including email or other electronic means) as the Secretary deems appropriate and in compliance with applicable law, no later than the second day before the day on which the meeting is to be held.
Section III.12Place of Meeting, Etc. The Board (or committee of the Board) may hold any of its meetings at such place or places within or without the State of Delaware, or at no place (by means of remote communication), as the Board (or the committee) may from time to time by resolution designate or as shall be designated by the person or persons calling the meeting or in the notice or a waiver of notice of any such meeting. Directors may participate in any regular or special meeting of the Board or a committee by means of conference telephone or other communications equipment pursuant to which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.
Section III.13Quorum and Manner of Acting. Except as otherwise provided in these Bylaws or by Delaware Law, the presence of a majority of the total number of directors shall be required to constitute a quorum for the transaction of business at any meeting of the Board and the presence of a majority of the total number of directors then serving on a committee of the Board shall be required to constitute a quorum for the transaction of business at any meeting of such committee, and all matters shall be decided at any such meeting, a quorum being present, by the affirmative votes of a majority of the directors present. In the absence of a quorum at any meeting or any adjournment thereof, a majority of directors present may adjourn such meeting from time to time. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. Notice of any adjourned meeting need not be given.
Section III.14Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or such committee consent thereto in writing or by electronic transmission. After an action is taken, such written consent or electronic transmission shall be filed with the minutes of proceedings of the Board or committee in the same paper or electronic form as the minutes are maintained.
Section III.15Compensation. The directors shall receive such compensation for their services as directors, and such additional compensation for their services as members of any committees of the Board, as may be authorized by the Board.
Section III.16Board Leadership.
(a)Chair of the Board. The Board may elect or appoint, from among its members, a Chair of the Board and one or more Vice Chairs of the Board, who shall not be considered by virtue of holding such position officers of the Corporation. The Chair of the Board, when present, shall preside at all meetings of the stockholders of the Corporation and of the Board. The Chair of the Board shall perform, under the direction and subject to the control of the Board, all duties incident to the office of Chair of the Board and such other duties as the Board may assign to the Chair of the Board from time to time.
(b)Lead Director. At any time the Chair of the Board is not independent as that term is defined in the Corporation’s Corporate Governance Guidelines and any additional independence criteria established by the Board, the Securities and Exchange Commission and the New York Stock Exchange, the independent directors may designate from among them a Lead Director having the duties and responsibilities required by any applicable rules of the New York Stock Exchange and as otherwise determined by the Board from time to time.
ARTICLE IV.
OFFICERS
Section IV.1Principal Officers. The principal officers of the Corporation shall be a Chief Executive Officer, Chief Financial Officer, one or more Presidents of various ranks, one or more Executive Vice Presidents, a Secretary, a Controller and a Treasurer, all of whom shall serve under the direction and subject to the control of the Board.
Section IV.2Additional Officers and Agents. In addition to the principal officers designated in Section 4.01, the Board may from time to time elect such other officers and agents as it may deem necessary or advisable, including one or more Vice Presidents of various rank, one or more Assistant Secretaries, one or more Assistant Treasurers, and an Assistant Controller, each of which officers and agents shall be subject to the control of the Board and have such authority and perform such duties as are provided in these Bylaws or as the Board, Chair of the Board or Chief Executive Officer may from time to time determine. Each such officer shall hold office until such officer’s successor shall have been duly chosen and qualified or until such officer’s earlier resignation, removal or other disqualification for service. No person shall be deemed an officer of the Corporation unless and until elected as an officer by the Board in accordance with Section 4.02 or Section 4.03.
Section IV.3Election. The officers of the Corporation shall be elected annually (or at such other intervals as the Board may determine) by the Board. Each such officer shall hold office until such officer’s successor shall have been duly elected and qualified or until such officer’s earlier resignation, removal or other disqualification for service.
Section IV.4Removal. All officers and agents of the Corporation, elected or appointed by the Board, may be removed, either with or without cause, at any time, by (a) resolution adopted by the Board or (b) if the officer or agent is not a principal officer by the Chief Executive Officer (or someone to whom the Chief Executive Officer has delegated this authority).
Section IV.5Resignations. Any officer may resign at any time by giving written notice to the Board, the Chair of the Board, the Chief Executive Officer or the Secretary of the Corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section IV.6Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or other cause, may be filled in the manner prescribed in these Bylaws for regular appointments to such office.
Section IV.7Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board to the Chair of the Board, if any, the Chief Executive Officer, if such officer is appointed, shall, subject to the control of the Board, have general supervision, direction and control of the business and officers of the Corporation. In the event of the death, disability or other absence of the Chair of the Board, the duties of the Chair of the Board may be performed by the Chief Executive Officer, including presiding at any meeting of the Board or the stockholders of the Corporation. The Chief Executive Officer may execute (in facsimile or otherwise) and deliver certificates for shares of the Corporation, any deeds, mortgages, bonds, contracts or other instruments that the Board has authorized to be executed and delivered, except in cases where the execution and delivery thereof shall be expressly and exclusively delegated to one or more other officers or agents of the Corporation by the Board or these Bylaws, or where the execution and delivery thereof shall be required by applicable law to be executed and delivered by another person.
Section IV.8President(s). Individuals appointed to the office of President shall perform, under the direction and subject to the control of the Board and the Chief Executive Officer, all duties incident to the office of President and such other duties as the Board or Chief Executive Officer may assign to such President from time to time. The President may execute (in facsimile or otherwise) and deliver certificates for shares of the Corporation, any deeds, mortgages, bonds, contracts or other instruments that the Board or the Chief Executive Officer has authorized to be executed and delivered, except in cases where the execution and delivery thereof shall be expressly and exclusively delegated to one or more other officers of agents of the Corporation by the Board or these Bylaws, or where the execution and delivery thereof shall be required by applicable law to be executed and delivered by another person. Individuals appointed to the office of President of an organizational unit of the Corporation or Group President shall perform, under the direction and subject to the control of the Board, the Chief Executive Officer and the President of the Corporation and shall have such other duties as the Board, Chief Executive Officer or President of the Corporation may assign to such officers from time to time.
Section IV.9Vice Presidents. Each Vice President of the Corporation shall perform, under the direction and subject to the control of the Board, the Chief Executive Officer or President, such duties as the Board, the Chief Executive Officer, any President or such other office or officers may assign to such Vice President from time to time. Vice Presidents of the Corporation may be further designated as Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Vice Presidents or such other similar title as the Board may designate.
Section IV.10Secretary. The Secretary of the Corporation or the Secretary’s designee shall attend all meetings of the stockholders of the Corporation, the Board and committees established by the Board and shall record the proceedings of such meetings in a book suitable for such purposes. The Secretary shall keep or cause to be kept a stock ledger in which all transactions pertaining to shares of all classes and series of capital stock of the Corporation shall be recorded. The Secretary is authorized to issue certificates, to which the corporate seal may be affixed, attesting to the incumbency of officers of the Corporation or to actions duly taken by the stockholders of the Corporation, the Board or any committee established by the Board. The Secretary shall perform, under the direction and subject to the control of the Board and the Chief Executive Officer, all duties incident to the office of Secretary and such other duties as the Board or the Chief Executive Officer may assign to the Secretary from time to time. The duties of the Secretary may also be performed by any Assistant Secretary of the Corporation.
Section IV.11Chief Financial Officer. The Chief Financial Officer of the Corporation in general shall supervise all of the financial affairs of the Corporation, under the direction and subject to the control of the Board and the Chief Executive Officer. The Chief Financial Officer shall perform, under the direction and subject to the control of the Board and the Chief Executive Officer, all duties incident to the office of Chief Financial Officer and such other duties as the Board or the Chief Executive Officer may assign to the Chief Financial Officer from time to time.
Section IV.12Treasurer. The Treasurer of the Corporation shall have the care and custody of all the funds, notes, bonds, debentures, stock and other securities of the Corporation that may come into the hands of the Treasurer, acting in such capacity. The Treasurer shall be responsible for the investment and reinvestment of funds of the Corporation in accordance with general investment policies determined from time to time by the Corporation and shall ensure that the Corporation is adequately funded at all times by arranging, under the direction and subject to the control of the Board, the Chief Executive Officer, and the Chief Financial Officer, for the issuance of debt, equity and other forms of securities that may be necessary or appropriate. The Treasurer may endorse (in facsimile or otherwise) checks, drafts, notes, bonds, debentures and other instruments for the payment of money for deposit or collection when necessary or appropriate and may deposit the same to the credit of the Corporation in such banks or depositories as the Board may designate from time to time, and the Treasurer may endorse (in facsimile or otherwise) all commercial documents requiring endorsements for or on behalf of the Corporation. The Treasurer may deliver instructions to financial institutions by facsimile or otherwise. The Treasurer may execute (in facsimile or otherwise) all receipts and vouchers for payments made to the Corporation. The Treasurer shall render an account of the Treasurer’s transactions to the Board or its Audit and Finance Committee as often as the Board or its Audit and Finance Committee shall require from time to time. The Treasurer shall enter regularly in the books to be kept by the Treasurer for that purpose, a full and adequate account of all monies received and paid by the Treasurer on account of the Corporation. If requested by the Board, the Treasurer shall give a bond to the Corporation for the faithful performance of the Treasurer’s duties, the expenses of which bond shall be borne by the Corporation. The Treasurer shall perform, under the direction and subject to the control of the Board, the Chief Executive Officer and the Chief Financial Officer, all duties incident to the office of Treasurer and such other duties as the Board, the Chief Executive Officer or the Chief Financial Officer may assign to the Treasurer from time to time. The duties of the Treasurer may be performed by any Assistant Treasurer of the Corporation.

Section IV.13Controller. The Controller of the Corporation shall be the chief accounting officer of the Corporation, shall maintain adequate records of all assets, liabilities and transactions of the Corporation and shall be responsible for the design, installation and maintenance of accounting and cost control systems and procedures throughout the Corporation. The Controller also shall keep in books belonging to the Corporation full and accurate accounts of receipts of, and disbursements made by, the Corporation. The Controller shall render an account of the Controller’s transactions to the Board or its Audit and Finance Committee as often as the Board or its Audit and Finance Committee shall require from time to time. The Controller shall perform, under the direction and subject to the control of the Board, the Chief Executive Officer and the Chief Financial Officer, all duties incident to the office of Controller and such other duties as the Board, the Chief Executive Officer and the Chief Financial Officer, may assign to the Controller from time to time. The duties of the Controller may also be performed by any Assistant Controller of the Corporation.
ARTICLE V.
DELEGATIONS OF AUTHORITY
Section V.1Execution of Contracts. Except as otherwise provided in these Bylaws, the Board may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances; and unless so authorized by the Board or by these Bylaws, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or in any amount.
Section V.2Checks, Drafts, Etc. All checks, drafts or other orders for payment of money, notes or other evidence of indebtedness, issued in the name of or payable to the Corporation, shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board. Each such officer, assistant, agent or attorney shall give such bond, if any, as the Board may require.
Section V.3Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board may select, or as may be selected by any officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation to whom such power shall have been delegated pursuant to a resolution of the Board. For the purpose of deposit and for the purpose of collection for the account of the Corporation, the Chair of the Board, the Chief Executive Officer, the Chief Financial Officer, any President, the Treasurer or any Vice President who has been authorized by the Chief Executive Officer, Chief Financial Officer or Treasurer to do so (or any other officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation who shall from time to time be determined by the Board) may endorse, assign and deliver checks, drafts and other orders for the payment of money which are payable to the order of the Corporation.

Section V.4General and Special Bank Accounts. The Board (or a committee of the Board to which such power is delegated) may from time to time authorize the opening and keeping of general and special bank accounts with such banks, trust companies or other depositories as the Board (or committee) may select or as may be selected by any officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation to whom such power shall have been delegated by the Board. The Board may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these Bylaws, as it may deem expedient.
ARTICLE VI.
SHARES AND SHARE TRANSFER
Section VI.1Certificates Representing Stock.
(a)Form and Execution of Certificates. Certificates (if any) representing shares of stock or any bond, debenture or other corporate securities of the Corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law, and shall be numbered in the order in which they shall be issued and shall be signed in the name of the Corporation by the President or a Vice President, and by the Secretary or an Assistant Secretary or by the Treasurer or an Assistant Treasurer. Any of or all of the signatures on the certificates may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, any such certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as though the person who signed such certificate, or whose facsimile signature shall have been placed thereupon, were such officer, transfer agent or registrar at the date of issue.
(b)Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of Delaware Law, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
(c)Lost Certificates. Except as provided in this Section 6.01(c), no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and canceled at the same time. The Corporation may issue a new certificate of stock in the place of any certificate previously issued by it, alleged to have been lost, stolen, mutilated or destroyed, and the Corporation may require the owner of the lost, stolen, mutilated or destroyed certificate, or the owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft, mutilation or destruction of any such certificate or the issuance of such new certificate; provided, however, that a new certificate or uncertificated share may be issued without requiring any bond when, in the judgment of the Board, or the Secretary of the Corporation, it is proper so to do.
Section VI.2Uncertificated Shares. Subject to any conditions imposed by Delaware Law, the Board may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Within a reasonable time after the issuance or transfer of any uncertificated shares, the Corporation shall send to the registered owner thereof any written notice prescribed by Delaware Law.
Section VI.3Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, transfers or registrations of transfers of shares of stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by the attorney of the registered holder thereunto authorized by power of attorney duly executed and filed with the Secretary, or with a transfer clerk or a transfer agent, if any, and with respect to shares represented by certificates, upon surrender of the certificate or certificates for such shares properly endorsed, and with respect to uncertificated shares, upon the execution by the transferor and transferee of all transfer documents in such form as the Corporation shall reasonably require, and, with respect to all shares, upon the payment of all taxes thereon. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation. Whenever any shares are pledged for collateral security such fact shall be reflected on the books of the Corporation.
Section VI.4Regulations. The Board may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificates for shares of the stock of the Corporation. It may appoint, or authorize any officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates for stock to bear the signature or signatures of any of them.
Section VI.5Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this paragraph at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
ARTICLE VII.
MISCELLANEOUS
Section VII.1Seal. The Board shall provide a corporate seal, which shall be in the form of a circle and shall bear the name of the Corporation and words and figures showing that the Corporation was incorporated in the State of Delaware and the year of incorporation.
Section VII.2Waiver of Notices. Whenever notice is required to be given by these Bylaws, the Certificate of Incorporation or Delaware Law, the person entitled to said notice may waive such notice (in writing or by electronic transmission), either before or after the time stated therein, and such waiver shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, and such person objects at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver unless so required by the Certificate of Incorporation.
Section VII.3Fiscal Year. The fiscal year of the Corporation shall begin on the day after the Friday closest to December 31 in each year.
Section VII.4Amendments. These Bylaws, or any of them, may be altered, amended or repealed, and new Bylaws may be made, by the Board. No section of the Bylaws shall be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than a majority of the total voting power of all outstanding shares of voting stock of the Corporation.

Section VII.5Designation of Engineer. The Corporation engages in the practice of engineering in various jurisdictions which regulate such practice, including the State of Washington. In order to comply with the laws of such jurisdictions, including the State of Washington, all engineering decisions pertaining to any project or engineering activities in any such jurisdiction shall be made by a designated engineer licensed to practice in such jurisdiction who shall be appointed by the Board from time to time as vacancies occur.